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                                                                    Exhibit 3.1b

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                               UNIFRAX CORPORATION

                            ------------------------

                        Under Section 242 of the General
                    Corporation Law of the State of Delaware


         UNIFRAX CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), DOES HEREBY CERTIFY:

         1. The Certificate of Incorporation of the Company shall be amended to create a class of preferred stock having rights and preferences superior to the rights and preferences of the common stock. To effect such amendment, Article FOURTH of the Certificate of Incorporation shall be deleted in its entirety and the following inserted in lieu thereof:

         FOURTH: The total number of shares of all classes of stock that the Company shall have authority to issue is 50,000, of which 40,000 shares of the par value of $.01 each shall be common stock and 10,000 shares of the par value of $.01 each shall be preferred stock. The relative rights, preferences and limitations of the shares of each class are as follows:

                  (a) VOTING. Except as otherwise provided by applicable law, the voting power for the election of directors and for all other purposes shall be vested in the holders of the common stock and the holders of the preferred stock. The holders of the common


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                  stock and the preferred stock shall each have one vote per share. There shall be no cumulative voting.

                  (b)      Dividends.
                           ----------

                           (i) Each holder of the preferred stock shall be
                  entitled to receive, when and as declared by the board of directors and from the assets of the Company available for the payment of dividends under applicable law, a semi-annual cumulative dividend (collectively "Preferred Dividends") at the rate of 6% per annum on the amount of $1,500 (the "Preferred Liquidation Value") for each share of the preferred stock held by such holder. The Preferred Dividends, to the extent so declared by the board of directors, shall be payable in cash on June 30 of each year with respect to the six-month period ending on June 30 of such year and on December 31 of each year with respect to the six-month period ending on December 31 of such year (individually a "Six-Month Period" and collectively "Six-Month Periods") to holders of record of the shares of the preferred stock on the first day of June and December, respectively. The Preferred Dividends shall accrue on each share of the preferred stock from and including the date of the original issuance of such share (without regard to any transfer of such share on the stock records of the Company) to and including the date on which
                  (A) such share is redeemed by the Company, whether pursuant to paragraph (c) of this Article or otherwise, (B) such share is converted to common stock pursuant to paragraph (e) of this Article or (C) a distribution is made with respect to such share pursuant to paragraph (d) of this Article.

                           (ii) Subject to subparagraph (b)(iii) of this
                  Article, the Company shall incur no liability to any holder of the preferred stock in connection with the failure of the Company to declare or pay any Preferred Dividends.

                           (iii) If the Preferred Dividends shall have been
                  paid with respect to all prior Six-Month Periods, the board of directors may, but shall not be required to, declare and pay dividends on the common stock, such dividends to be payable in an equal amount per share of common stock from the assets of the Company available for the payment of dividends under applicable law; provided, however, that no such dividends shall be declared and paid on the common stock of the Company unless all Preferred


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                  Dividends shall have been paid on each share of the preferred stock with respect to all prior Six-Month Periods.


                  (c)      Redemption.
                           ----------

                           (i) The Company may, at its option and at any time
                  and from time to time after the issuance of any shares of the preferred stock, redeem all, but not less than all, of the outstanding shares of preferred stock. Notice of any redemption by the Company of preferred stock specifying the time and place of redemption, the redemption price and any conditions to be satisfied prior to such redemption shall be mailed by certified mail, return receipt requested, to each holder of record of shares of the preferred stock, at the address for such holder shown on the Company's records, not more than sixty, and not less than seven, days prior to the date on which such redemption is to be effective. Upon mailing any such notice of redemption, the Company shall, subject to the satisfaction of all conditions set forth in such notice, become obligated to redeem at the time of redemption specified in such notice all outstanding shares of preferred stock.

                           (ii) The redemption price for each share of
                  preferred stock to be redeemed pursuant to this Article shall be equal to the Preferred Liquidation Value of such share, plus an amount equal to all Preferred Dividends that are unpaid on such share with respect to any prior Six-Month Period.

                           (iii) On or before the date set for the redemption
                  of the preferred stock pursuant to this Article, each holder of shares of the preferred stock shall surrender all certificates for such shares to the Company at the then principal place of business of the Company and, upon doing so, shall be entitled to receive payment of the redemption price. All certificates surrendered for redemption shall be duly endorsed, or shall be accompanied by separate stock transfer powers duly endorsed, for transfer to the Company.

                  (d)      Liquidation, Dissolution or Winding Up.
                           ----------------------------------------

                           (i) In the event of any liquidation, dissolution or
                  winding up of the Company or any similar distribution of its assets to its stockholders, whether voluntary or involuntary, the holders of the preferred stock shall be entitled, before any payment or other


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                  distribution is made to the holders of the common stock of the Company in connection with such liquidation, dissolution or winding up, to be paid from the assets of the Company legally available therefor, an amount in cash equal to the Preferred Liquidation Value for each share of the preferred stock, plus an amount equal to all Preferred Dividends that are unpaid on such share with respect to any prior Six-Month Period as of the date of such payment.

                           (ii) To the extent the assets of the Company legally
                  available for distribution in the event of a liquidation, dissolution or winding up of the Company are insufficient to pay in full the Preferred Liquidation Value, plus an amount equal to all Preferred Dividends that are unpaid with respect to any prior Six-Month Period as of the date of such payment, for all shares of the preferred stock, the Company shall pay to the holders of the preferred stock a pro rata amount of
                  (A) the Preferred Liquidation Value plus (B) such Preferred Dividends.

                           (iii) After the payment to the holders of the
                  preferred stock of the Preferred Liquidation Value, plus an amount equal to all Preferred Dividends that are unpaid with respect to any prior Six- Month Period as of the date of such payment, the holders of the common stock shall be entitled, to the exclusion of the holders of the preferred stock, to receive, equally on a share for share basis, all of the remaining assets of the Company available for distribution to its stockholders.

                           (iv) The sale or other transfer of all or
                  substantially all of the assets of the Company to, or the merger or consolidation of the Company into or with, any other entity shall not be deemed a liquidation, dissolution or winding up of the Company for the purposes of this paragraph (d).

                  (e)      Conversion Rights.
                           ------------------

                           (i) Subject to subparagraph (e)(iii) of this
                  Article, shares of the preferred stock shall be convertible into fully paid and non-assessable shares of the common stock at the rate of one share of the common stock for each share of the preferred stock. A holder of any shares of the preferred stock may convert such shares to shares of the common stock upon (A) giving notice in writing to the board of directors of the election to so convert and (B)


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                  surrendering all certificates for such shares to the board of directors duly endorsed, or accompanied by separate stock powers duly endorsed, for transfer to the Company. If the Company redeems any shares of the preferred stock, whether pursuant to this Article or otherwise, such right of conversion shall terminate, as to the shares so redeemed, upon payment of the redemption price. In the event of the liquidation, dissolution or winding up of the Company, such right of conversion shall terminate at the close of business on the tenth business day prior to the date set for the first distribution to the holders of the preferred stock.

                           (ii) Upon any conversion of shares of the preferred
                  stock into shares of the common stock pursuant to this Article, a holder of the preferred stock shall continue to be entitled to receive, when and as declared by the board of directors and from the assets of the Company available for the payment of dividends under applicable law, all Preferred Dividends that are unpaid as of the date of such conversion with respect to any prior Six-Month Period on the shares of the preferred stock so converted; provided, however, that no other payment shall be made in connection with such conversion.

                           (iii) The number of shares of the common stock into
                  which each share of the preferred stock is convertible pursuant to subparagraph (e)(i) of this Article shall be subject to adjustment from time to time as follows:

                           (A) If the Company shall (1) declare a dividend on
                  the common stock payable in shares of the common stock, (2) subdivide the outstanding shares of the common stock, (3) combine the outstanding shares of the common stock into a smaller number of shares, or (4) issue by reclassification of the common stock any shares of the Company, each holder of the preferred stock shall thereafter be entitled upon a conversion pursuant to this paragraph (e) to receive for each share of the preferred stock the number of shares of the common stock of the Company the he, she or it would have owned or been entitled to receive after the occurrence of any event described in clauses (1), (2), (3) and (4) of this sentence had such share been converted immediately prior to the occurrence of such event. Such adjustment shall become effective immediately after the close of business on the record date for such dividend or the date upon which any subdivision, combination or reclassification shall become effective.


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                           (B) If the Company shall (1) consolidate or merge
                  into or with another entity or (2) sell or otherwise transfer all or substantially all of its assets, each share of the preferred stock then outstanding shall thereafter be convertible pursuant to this paragraph (e) into the kind and amount of securities, cash and other assets received by a holder of the number of shares of common stock into which such share could have been converted immediately prior to the occurrence of any event described in clauses (1) and (2) of this sentence, and shall have no other conversion rights.

                           (C) Whenever any adjustment is required in the
                  shares of common stock into which each share of the preferred stock is convertible pursuant to subparagraphs (e)(iii)(A) and (e)(iii)(B) of this Article, the Company shall maintain, at its principal place of business, a statement describing in reasonable detail such adjustment and the method of calculation used in calculating such adjustment.

                           (D) The Company shall at all times reserve and keep
                  available out of the authorized but unissued shares of the common stock the full number of shares of the common stock into which all shares of the preferred stock from time to time outstanding are convertible pursuant to this paragraph
                  (e). Notwithstanding the immediately preceding sentence, shares of the common stock held in the treasury of the Company may, in the discretion of the Company, be reissued in connection with any such conversion of shares of the preferred stock pursuant to this paragraph (e).

                           (E) Shares of the preferred stock converted into
                  common stock shall have the status of authorized but unissued shares of preferred stock and such shares may be reissued by the Company as shares of preferred stock.


                  2. The Board of Directors of the Company duly adopted a resolution setting forth the amendment to the Certificate of Incorporation of the Company being adopted in this Certificate, declaring its advisability and calling a special meeting of the stockholders of the Company entitled to vote in respect thereof for the consideration of such amendment. Such


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amendment has been duly adopted by the unanimous written consent of the stockholders of the Company in accordance with Sections 228 and 242(b) of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by William P. Kelly, its president, and Mark D. Roos, its secretary, on the 21st day of April, 1997.


                                            UNIFRAX CORPORATION



                                            By   /s/William P. Kelly
                                              ---------------------------------
                                                   William P. Kelly, President
ATTEST:


By  /s/Mark D. Roos
    -------------------------
      Mark D. Roos, Secretary